NEWS BULLETIN	RE:	Wound Management Technologies, Inc
777 Main Street, Suite 3100
Fort Worth, Texas 76102

From:  Wound Management Technologies, Inc.

For Further Information:

Shareholder Relations-Communications (917) 974-9872

FOR IMMEDIATE RELEASE

Wound Management Technologies to Present at 4th Annual OneMedForum San Francisco 2011 Conference

FORT WORTH, Texas, January 07, 2011/PRNewswire-FirstCall/ -- Wound Management Technologies, Inc., (WNDM: OTCQB) an emerging leader in advanced wound care solutions, announced today that its President, Deborah Jenkins Hutchinson, will present an overview of its wound care product, CellerateRX®, recent strategic developments, and its product pipeline at the 4th Annual OneMedForum San Francisco 2011 Conference held at the Sir Francis Drake Hotel on January 11-13th.  Mrs. Hutchinson’s presentation will be on Wednesday, January 12 at 3:45 PST in the Renaissance Room, with a breakout session following immediately on the 20th floor.  She will also be available throughout the conference for scheduled one-on-one meetings.

The OneMedForum, presented by OneMedPlace, will showcase over 100 of the most promising emerging healthcare and life science companies.  Additional information can be found at http://www.onemedplace.com/forum/. A copy of the presentation and a two page summary can also be found in the company’s Form 8K filing on January 7, 2011.

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About Wound Management Technologies, Inc.
Wound Management Technologies, Inc.'s primary focus is the distribution of its unique, patented collagen product, CellerateRX®, in the $3.2B worldwide advanced wound care market, a market that is growing due to aging populations and the increase of diabetes.  Over the past 2 years, Wound Management has focused on developing evidenced-based studies on CellerateRX® and gaining physician awareness by participation in key industry conferences.  Now Wound Management is focused on expanding sales through partnerships and contracted independent representatives.  Wound Management has other advanced biotech products in development, in addition to a subsidiary focused on eHealth technology for secure healthcare data collaboration and storage.  More information can be found on the company's web sites: http://www.wmgtech.com and http://www.celleraterx.com.

Safe Harbor Statement:
The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development and any other statements not constituting historical facts are "forward-looking statements," within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks, contingencies and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company's SEC filings, which could cause the company's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements. The Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.

For Wound Management Technologies Shareholder Information please call (917) 974-9872 or visit http://www.wmgtech.com